                                  EXHIBIT 21

                                 SUBSIDIARIES

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
Subsidiaries of the Registrant         Jurisdiction of Incorporation         Name under which business is conducted
- ------------------------------         -----------------------------         --------------------------------------
Federal Trust Bank                      United States of America              Federal Trust Bank

1270 Leasing Co.                        State of Florida                      1270 Leasing Co.

Federal Trust Properties Corp.          State of Florida                      Federal Trust Properties Corp.

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